Exhibit 10.1

                                    WATERFORD
                                    ---------



                                 MIAMI, FLORIDA





                                 LEASE AGREEMENT
                                       FOR
                                OFFICE FACILITIES







                                  703 WATERFORD
                                  -------------









              TENANT: Global Entertainment Holdings/Equities, Inc.
              SUITE: 690
              SQUARE FEET: 7,074
              TERM: Five (5) Years
              LEASE EXECUTION DATE: February 19, 2003
              LEASE COMMENCEMENT DATE: May 1, 2003 (est.)
              RENTAL COMMENCEMENT DATE: May 1, 2003 (est.)


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                                    LEASE INDEX


NUMBER            ITEM                                                    PAGE
------            ----                                                    ----
DEFINITIONS.                                                                  1
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LEASE GRANT.                                                                  2
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LEASE TERM.                                                                   2
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USE.                                                                          3
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BASE RENTAL.                                                                  3
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SERVICES TO BE FURNISHED BY LANDLORD.                                         3
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IMPROVEMENTS TO BE MADE BY LANDLORD.                                          5
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GRAPHICS                                                                      5
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CARE OF THE PREMISES BY TENANT.                                               5
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REPAIRS AND ALTERATIONS BY TENANT.                                            5
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USE OF ELECTRICAL SERVICES BY TENANT.                                         5
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PARKING.                                                                      6
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LAWS, REGULATIONS AND RULES.                                                  6
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ENTRY BY LANDLORD.                                                            6
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ASSIGNMENT AND SUBLETTING.                                                    6
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MECHANIC'S LIENS.                                                             7
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INSURANCE.                                                                    8
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ASSUMPTION OF RISK.                                                           9
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CASUALTY DAMAGE.                                                              9
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CONDEMNATION.                                                                 10
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DAMAGES FROM CERTAIN CAUSES.                                                  11
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EVENTS OF DEFAULT/REMEDIES.                                                   11
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OPERATING EXPENSES.                                                           13
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PEACEFUL ENJOYMENT.                                                           16
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RELOCATION.                                                                   16
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HOLDING OVER.                                                                 16
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SUBORDINATION TO MORTGAGE.                                                    17
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LANDLORD'S LIEN.                                                              17
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ATTORNEYS' FEES.                                                              18
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NO IMPLIED WAIVER.                                                            18
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PERSONAL LIABILITY.                                                           18
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SECURITY DEPOSIT.                                                             18
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FORCE MAJEURE.                                                                19
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RELATIONSHIP OF PARTIES.                                                      19
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HAZARDOUS MATERIAL.                                                           19
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RADON.                                                                        20
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LIGHT AND VIEW.                                                               20
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MISCELLANEOUS.                                                                20
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WAIVER BY TENANT.                                                             23
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                      LEASE AGREEMENT FOR OFFICE FACILITIES

         THIS LEASE AGREEMENT FOR OFFICE FACILITIES (the "Lease"), is made and entered into on the 19th day of FEBRURARY 2003, between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation ("Landlord"), and GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC., a corporate entity organized under the laws of the State of Colorado(" Tenant").

                              W I T N E S S E T H:

         1. DEFINITIONS.

                1.1 The "Building" means the office building and related parking deck known as 703 Waterford, located at 703 Blue Lagoon Drive, Miami, Florida 33126. The legal description of the Building is attached as Exhibit "A".

                1.2 "Premises" means the suite of offices known as Suite 690 located within the Building. The Premises are depicted and outlined on the floor plan attached as Exhibit "B". The Premises are stipulated for all purposes to contain approximately 7,074 square feet of "Net
Rentable Area" (as defined below).

                1.3 "Base Rental" or "Base Rent" means the sum of the following schedule:


               MONTHS BASE RENT/SQ.FT.                 ANNUAL BASE RENTAL
               1- 3         NA                         Abated
               4- 12        $18.50                     $ 98,151.75 (9 months)
               13-24        $19.00                     $134,406.00
               24-36        $19.50                     $137,943.00
               37-48        $20.00                     $141,480.00
               49-60        $20.50                     $145,017.00

                1.4 "Additional Rental" or "Additional Rent" means Tenant's Proportionate Share as defined in Paragraph 23.1 (c), of the Operating Expenses for any calendar year during the Lease Term as further defined and described in Paragraph 23 hereof. "Additional Rent" or "Additional Rental" may also refer to other costs including those referred to in Paragraph 7, Paragraph 10.2 Paragraph 16.2, and Paragraph 17, and to Tenant's obligation to pay the Security Deposit under Paragraph 32 hereof..

                1.5 "Commencement Date" means the earlier of (i) May 1, 2003, or
(ii) the date on which Tenant actually occupies the Premises.

                1.6 "Lease Term" means a term commencing on the Commencement Date and continuing for a period of sixty (60) months thereafter.

                1.7 "Security Deposit" means the sum of $48,253.52 in form of the letter of credit attached hereto as Exhibit "H", to be deposited with Landlord at the time of execution hereof.

                1.8 "Common Areas" means those areas devoted to corridors, elevator foyers, restrooms, mechanical rooms, lobbies, janitorial closets, electrical and telephone closets, vending areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

                1.9 "Service Areas" means those areas within the outside walls used for elevator mechanical rooms, building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts and other penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

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                1.10 "Net Rentable Area" of the Premises shall mean the gross area within the inside surface of the outer glass of the exterior walls, to the mid-point of any walls separating portions of the Premises from those of adjacent tenants and to the finished side of Common Area and Service Areas walls separating the premises, subject to the following:

               Net Rentable Area shall not include any Service Areas.
               Net Rentable Area shall include Tenant's pro rata part of the Common Areas within the Building, based upon the ratio of the Net Rentable Area within the Premises to the total Net Rentable Area within the Building, both determined without regard to the Common Areas.

The Net Rentable Area in the Building is agreed for all purposes to be 247,000 square feet. The above set forth estimate of Net Rentable Area within the Premises may be revised, at Landlord's election, if an inspection reveals such estimate to be inaccurate in any material degree.

                1.11 "Exterior Common Areas" means the portion of the property (and other tracts of real property comprising the multi- building project in the event the Building is located in such a project) which are not located within the Building (or other Building in a multi-building project) and which are provided and maintained for the common use and benefit of Landlord and tenants of the Building (or multi-building project) generally and the employees, invitees and licensees of Landlord and such tenants' including without limitation, all parking areas, enclosed or otherwise, and all streets, sidewalks and landscaped areas.

                1.12 "Building Standard" means the quality, amount, level of performance or standards, as the case may be, as established in the Work Letter Agreement attached hereto as Exhibit "D".

                1.13 "Building Standard Improvements" means those improvements (including the "Shell Improvements" and the "Allowance Items") to the Premises which Landlord shall agree to provide.

                1.14 "Building Grade" means the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building.

         2. LEASE GRANT. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises.

         3. LEASE TERM.

                3.1 This Lease shall continue in force during a period beginning on the Commencement Date and continuing until the expiration of the Lease Term, unless this Lease is sooner terminated or extended to a later date under any other term or provision of this Lease.

                3.2 If by the date specified in Paragraph 1.5 the Premises have not been substantially completed due to omission, delay or default by Tenant or anyone acting under or for Tenant, or due to any cause other than Landlord's default, Landlord shall have no liability, and the obligations of this Lease (including without limitation, the obligation to pay rent) shall nonetheless commence as of the Commencement Date as herein stated. Notwithstanding the foregoing, however, the Commencement Date shall be deferred on a day for day basis for delays that have not been caused by Tenant.

                3.3 Tenant agrees to accept possession of the Premises when the Premises have been substantially completed, with all facilities in operating order. If there are any finishing touches remaining to be done which will not interfere with the conduct of Tenant's business on the Premises, Tenant will nevertheless accept delivery of possession and allow Landlord to complete such finishing touches within the time period set forth in Exhibit "D" hereto. 4. USE.

                4.1 Tenant will use and occupy the Premises for the following use and for no other use or purpose: General Office Use of Tenant consistent with the standards established by the Waterford complex.

                4.2 Notwithstanding the provisions of Section 4.1, Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord's sole opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building.

         5. BASE RENTAL.

                5.1 Tenant promises to pay and shall pay to Landlord, during the Lease Term, without any setoff or deduction whatsoever, the Base Rental and the Additional Rental, all of which are sometimes herein collectively called "rent".

                5.2 The annual Base Rental for each calendar year or portion thereof during the Lease Term, : then in effect, shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals hereof. Tenant agrees to pay all such sums in advance, and without demand.

                5.3 Tenant shall pay such Base Rental and any adjustments thereto to Landlord at Landlord's address provided herein (or such other address as may be designated by Landlord in writing from time to time). All rent shall be payable in lawful money of the United States of America, drawn on a financial institution with an office in the United States of America.

                5.4 If the term of this Lease commences on a day other than the first day of a month, or terminates on a day other than the last day of a month, then the installments of Base Rental and any adjustments thereto for such month or months shall be prorated, based on the number of days in such month.

                5.5 All installments of rent not paid when due on or before the third business day of each month shall bear interest at the maximum lawful contract rate in the State of Florida until paid.

                5.7 Tenant shall pay all sales and use taxes levied or assessed against all rent payments due under this Lease simultaneously with each rent payment required.

         6. SERVICES TO BE FURNISHED BY LANDLORD.

                6.1 Landlord agrees to furnish Tenant the following services (herein called "defined services"):

                  (a) Hot and cold water at those points of supply provided for general use of tenants in the Building.

                  (b) Central heat and air conditioning at such temperatures and in such amounts are considered by Landlord to be standard or as required by governmental authority; provided, however, heating and air conditioning service at times other than for "Normal Business Hours" for the Building (as established by the Building Rules) shall be furnished only upon the written request of Tenant delivered to Landlord in accordance with the Building Rules. Tenant shall bear the entire cost of such additional service as such costs are reasonably determined by Landlord from time to time. Landlord estimates that after-hours HVAC for the first twelve (12) months following the Commencement Date shall be approximately $30.00 per hour.

                  (c) Landlord shall maintain the public and common areas of the Office Building, including lobbies, stairs, elevators, corridors and restrooms, the windows in the Office Building, the mechanical, plumbing and electrical equipment serving the Office Building, and the structure itself in reasonably good order and condition except for damage occasioned by the act of Tenant, which damage shall be repaired by Landlord at Tenant's expense.

                  (d) Janitor service, Mondays through Fridays, exclusive of normal business holidays provided, however, if Tenant's floor covering or other improvements require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as additional rent upon presentation of a statement therefore by Landlord.

                  (e) Subject to the provisions of Paragraph 11, provide all electrical current required by Tenant in its use and occupancy of the Premises.

                  (f) All Building Standard fluorescent bulb replacement in the Premises and fluorescent and incandescent bulb replacement in the Common Areas and Service Areas.

                  (g) Security in the form of limited access to the Building during other than Normal Business Hours shall be provided in such form as Landlord deems reasonable and appropriate. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages done by unauthorized persons on the Premises and neither shall Landlord be required to insure against any such losses. Tenant shall cooperate fully in Landlord's efforts to maintain security in the building and shall follow all regulations promulgated by Landlord with respect thereto. Tenant shall have access to the Premises 24 hours per day, 7 days per week; after Normal Business Hours, such access shall be by the card key access system currently installed in the Building or some other replacement system that Landlord may from time to time place into service.

                6.2 The failure by Landlord to any extent to furnish, or the interruption or termination of, the defined services in whole or in part, resulting from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor work an offset or abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement of this Lease. Landlord shall, however, use commercially reasonable and diligent efforts to cause such defined services to be promptly restored.

                6.3 Should any of the equipment or machinery used in the provision of defined services, for any cause, cease to function properly, Tenant shall have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom. Landlord shall, however, use commercially reasonable and diligent efforts to cause such equipment or machinery to be promptly restored to service.

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                6.4 Except as otherwise expressly provided herein, Landlord shall not be required to perform any maintenance on or make any repairs to the Premises.

         7. IMPROVEMENTS TO BE MADE BY LANDLORD. All installations and improvements now or hereafter placed on the Premises other than Building Standard Improvements shall be for Tenant's account and at Tenant's cost, which cost shall be payable by Tenant to Landlord as Additional Rent. Tenant shall be required to pay ad valorem taxes, personal property taxes, and increased insurance thereon or attributable thereto.

         8. GRAPHICS. Landlord shall provide and install, at Landlord's cost, one sign adjacent to the entry door to the Premises. All letters and numerals shall be in the standard graphics for the Building and no others shall be used or permitted on the Premises without Landlord's prior written consent. Tenant will also be listed on the lobby directory.

         9. CARE OF THE PREMISES BY TENANT. Tenant shall maintain the Premises in good repair and in a clean, attractive, first-class condition and in a manner appropriate to a Class A office building in the Airport-west submarket of MiamiDade County, Florida. Tenant shall not commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease, Tenant shall deliver the Premises to Landlord in as good condition as at the date of the commencement of the term of this Lease, ordinary wear and use excepted.

         10. REPAIRS AND ALTERATIONS BY TENANT.

                10.1 Tenant shall, at Tenant's own cost and expense, repair any damage done to the Building, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant's agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Building to as good a condition as it was in prior to such damage.

                10.2 All such work or repairs by Tenant shall be effected in compliance with all applicable laws; provided, however, if Tenant fails to make such repairs or replacements commencing them promptly and completing them within a reasonable period, Landlord may, at its option, make repairs or replacements, and Tenant shall pay the cost thereof to the Landlord within ten (10) days of Landlord's demand therefor, as Additional Rent.

                10.3 Tenant agrees with Landlord not to make or allow to be made any alterations to the Premises, install any vending machines on the Premises, or place signs on the Premises which are visible from outside the Premises, without first obtaining the prior written consent of Landlord in each such instance, which consent may be given on such conditions as Landlord may elect. Landlord shall not unreasonably withhold its consent to Tenant's proposed alterations provided that they do not have more than a de minimus impact upon the Building's structure and systems and are consistent with a Class A office building such as the Building.

                10.4 Any and all alterations to the Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, require Tenant to remove any and all fixtures, equipment and other improvements installed on the Premises and restore the Premises to Building Standard. If Landlord so requires and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant's cost, and Tenant shall pay Landlord on demand the cost of restoring the Premises to Building Standard.

         11. USE OF ELECTRICAL SERVICES BY TENANT. Tenant's use of electrical services furnished by Landlord shall not exceed, either in voltage, rated capacity, or overall load that which Landlord deems to be Building Standard. The electrical design parameters are two watts per square foot at 120 volts and 3.5 watts per square foot at 277 volts for lighting. If Tenant shall request that it be allowed to consume electrical services in excess of that deemed by Landlord to be Building Standard,

Landlord may refuse to consent to usage or may consent upon such conditions as Landlord elects (including the requirement that submeters be installed at Tenant's expense) and Tenant shall pay all costs and expenses thereby incurred, including but not limited to the cost of electricity and the cost of upgrading the HVAC system to handle the heat caused by such additional usage. The terms of Rule 4.2 attached hereto are applicable to equipment exceeded the foregoing electrical design parameters.

                                       5
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         12. PARKING.

                12.1 During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building or the project, their guests and invitees, of the non-reserved common automobile parking areas, driveways and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant's allocated share of parking shall be three (3) spaces per every 1,000 RSF. Tenant's employees will not be permitted to park in the designated visitor parking area and Tenant will use all reasonable efforts to adhere to this regulation.

                12.2 No specific designated parking spaces shall be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing. Landlord shall have the right to reserve such parking spaces as it elects and condition use thereof on such terms as it elects.

                12.3 In addition to the foregoing parking spaces, Landlord shall provide up to twenty (20) additional parking spaces for Tenant's use in areas designated by Landlord from time to time in either the parking structure serving the Building or the parking structure serving the building located at 701 Waterford Way.

         13. LAWS, REGULATIONS AND RULES.

                13.1 Tenant shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency, or authority having jurisdiction of the Premises or Tenant's use of the Premises.

                13.2 Tenant shall comply with the Building Rules and Regulations amended by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so. All changes to such rules will be furnished by Landlord to Tenant in writing. Landlord will use commercially reasonable efforts to uniformly enforce the Building Rules and Regulations on a nondiscriminatory basis. In the event of any conflict between the Building Rules and Regulations and the terms of this Lease, then the terms of this Lease shall prevail.

       14. ENTRY BY LANDLORD. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours with prior notification (and in emergencies at all times and without the requirement of prior notification) to inspect the condition, occupancy or use; to show the Premises to prospective purchasers, mortgagees, tenant or insurers, or to clean or make repairs, alterations or additions. Tenant shall not be entitled to any abatement or reduction of rent by reason of this right of entry.

         15. ASSIGNMENT AND SUBLETTING.

                15.1 Tenant shall not assign, sublease, transfer, pledge, or encumber this Lease or any interest therein without Landlord's prior written consent. Any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this paragraph will be void. Landlord shall which not unreasonably withhold its consent provided that (i) the proposed subtenant's or assignee's reputation is and financial statements are reasonably suitable for a tenant in the Waterford complex as reasonably determined by Landlord; (ii) use is suitable for a first class office building and the Building as reasonably determined by Landlord and not subject to any use restriction then in place; and (iii) the proposed assignee or subtenant is not then a tenant in the Waterford complex and has not negotiated directly with Landlord within the six (6) months preceding such proposed assignment or sublease. If Tenant is a corporation or a partnership, the conveyance of the majority of its corporate stock in a single transaction or series of related transactions or the assignment of such partnership interest, as the case may be, shall be deemed an assignment for the purposes hereof. In the event that Tenant offers or advertises the Premises or any portion thereof for subletting, Tenant shall not offer space for sublease at a starting base rental rate lower than Landlord's then current highest asking base rental rate for other comparable premises in the Waterford project which is then on the market for direct lease.

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

                15.2 If Tenant shall desire Landlord's consent in the subletting or assignment, Tenant shall give Landlord ninety (90) days' prior written notice thereof. Such notice shall be deemed to be an offer by Tenant to sublet the Premises to Landlord for the balance of the term upon all the same terms, covenants and conditions as are contained in this Lease or to assign this Lease to Landlord at Landlord's option.

                15.3 If Landlord does not accept such offer in writing within the ninety (90) day notice period, then Landlord's right to sublease the Premises or acquire this Lease by assignment shall be deemed to be waived, but nothing herein contained shall be deemed to be a consent by Landlord to any subletting or assignment unless Landlord delivers to Tenant its written consent.

                15.4 Notwithstanding Landlord's consent on any one occasion, the right to recapture noted in Paragraph 15.2 shall apply to any further subletting or assignment.

                15.5 The covenants in this paragraph concerning assignment shall bind Tenant and Tenant's heirs, personal representatives, successors and assigns.

                15.6 Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance or any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

                15.7 Fifty percent (50%) of all cash or other consideration received by Tenant as the proceeds of any assignment, sale or sublease of Tenant's interest in this Lease, whether consented to by Landlord or not, shall be paid to Landlord, notwithstanding the fact that such proceeds exceed the rentals called for hereunder, and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord.

                15.8 All reasonable legal costs incurred by Landlord in approving, reviewing and processing any assignment or sublease shall be paid by Tenant within thirty (30) days of presentation of an invoice for services rendered by Landlord's attorney.

         16. MECHANIC'S LIENS.

                16.1 Tenants will not permit any mechanic's lien or liens to be placed upon the Premises or the Building. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any mechanic's or other liens against the Premises.


                16.2 If any such lien is claimed against the Premises, then Tenant shall be required to discharge said lien within ten (10) days of filing, and in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for such purposes shall be paid by Tenant to Landlord as additional rent within ten
(10) days of Landlord's demand therefore.

         17. INSURANCE.

                17.1 Property Insurance. The following Property Insurance is required under this Lease:

                  (a) Landlord shall maintain and pay for fire and extended coverage insurance on the Building in such amounts as Landlord or Landlord's mortgagees shall require. Landlord reserves the right to self-insure the Building so long as it is a financial institution having a net worth of at least $500 million. Payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

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

                  (b) Tenant shall maintain at its expense, in an amount equal to full replacement cost, less a $1,000 deductible, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and in such additional amounts as are required to meet Tenant's obligations pursuant to Paragraph 19 hereof.

                  (c) Notwithstanding anything in this Lease to the contrary, Tenant hereby waives any and all rights of recovery, claim, action, or cause of action, against Landlord, its respective agents, officers and employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or personal property located therein, or the Building of which the Premises are a part or any improvements thereto, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of Landlord, its agents, officers and employees.

                17.2 Liability Insurance. The following Liability Insurance is required under this Lease:

                  (a) Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building, and on the Property (or within the project if the Building is located in a multi-building project) with the premiums thereon fully paid on or before due date. Tenant's liability insurance shall be issued by and binding upon an insurance company approved by Landlord, shall be effective from the date Tenant enters into possession and during the term of this Lease, and shall have a combined single limit amount of not less than One Million Dollars ($1,000,000.00) in primary coverage and Five Million Dollars ($5,000,000.00) in excess liability coverage for injury to one person in one accident, occurrence or casualty, or for injuries to more than one person in one accident, occurrence or casualty.

                17.3 Landlord shall not be required to maintain insurance against thefts within the Premises, the Building or any project within which the Building is located.

                17.4 Tenant agrees to maintain, throughout the Lease Term (and any other period during which Tenant is in possession of the Premises), at Tenant's sole cost and expense, business interruption insurance with a limit of liability representing loss of at least approximately twelve (12)months of income.

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

                17.6 The property and liability insurance policies required of Tenant hereunder shall be from insurance companies rated in Best's Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of "A-" and a financial rating of at least "X". The property and liability insurance policies required of Tenant hereunder shall name Landlord as an additional insured and shall provide that the policies may not be modified or terminated without thirty
(30) days advance notice to Landlord, and Tenant shall provide to Landlord and maintain throughout the Lease Term certificates of insurance adding Landlord as an additional insured to Tenant's primary liability, excess liability and property insurance policies. Such certificates shall include the Best's Insurance Guide rating of the insurancy company. Tenant shall also provide to Landlord copies of the declarations pages, signed by the underwriter, of its primary liability and excess liability policies.

                17.7 Tenant shall also maintain and provide such other required evidence to Landlord of any other form of insurance which the Tenant or the Landlord, acting reasonably, requires from time to time in form, in amounts, and for risks against which a prudent tenant would insure.

         18. ASSUMPTION OF RISK.

                18.1 Landlord shall not be liable to Tenant or Tenant's customers, licensees, agents, guests or employees for any injury or damages to its, his or their persons or property by any cause whatsoever, including, but not limited to acts or omissions of any other tenant in the Building, construction defects, water, rain, sleet, fire, storms, negligence and accidents, breakage, stoppage, or leaks of gas, water heating, sewer pipes, boilers, wiring or plumbing or any other defect in, on or about the Premises, but such exculpation from liability shall not include injury or damages caused by Landlord's gross negligence or willful misconduct.

                18.2 Tenant expressly assumes all liability for or on account of any such injury, loss or damage, and will at all times, indemnify and save Landlord harmless from and against all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys' fees and disbursements), including those arising from the Landlord's negligence, but not those arising from Landlord's gross negligence, and/or willful misconduct, incurred in or caused by or arising out of any such injury, loss or damage to persons or property upon the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

19.            CASUALTY DAMAGE.

                19.1 If the Premises or any part thereof shall be damaged by fire or other casualty,Tenant shall give prompt written notice thereof to Landlord.

                19.2 If the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord's sole but reasonable opinion, be required (whether or not the Premises shall have been damaged by casualty) or in the event any mortgagee of Landlord's should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such damage.

                19.3 If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building to substantially the sam condition in which it was immediately prior to the happening of the casualty, except that Landlord's obligation to restore shall not exceed the scope of the work required to be done by Landlord in originally constructing the Building and installing Building Standard Improvements in the Premises, nor shall Landlord be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Landlord shall tender to Tenant, within ninety (90) days following the date of such casualty, Landlord's good faith estimate of the period of time that Landlord shall require to perform the restoration described in the first sentence of this Subsection 19.3. In the event that Landlord's estimate discloses a period to restore that is longer than three hundred sixty five (365) days, then Tenant may, within ten (10) business days following its receipt of such estimate, elect to terminate this Lease. In the event that no such termination shall have occurred and in the event that Landlord has not substantially completed such restoration on or before three hundred sixty five
(365) days from the date of the casualty, then Tenant may, not later than ten
(10) days following the expiration of such three hundred sixty five (365) day period, send Landlord notice that has elected to terminate this Lease, in which event this Lease shall terminate as of the date set forth in such Tenant notice, but in no event earlier than ten (10) days from the date of such Tenant notice.

                19.4 When Landlord has restored the Premises to Landlord's Building Standard Improvements, Tenant shall be obligated to pay for the completion of restoration, including the restoration of Tenant's furniture and equipment.

                19.5 Except for the reconstruction by Landlord to Landlord's Building Standard Improvements, all costs and expenses for reconstruction shall be borne by Tenant.

                19.6 Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage on the repair thereof, except that, subject to the provisions of Paragraph 19.7, Landlord shall allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy.

                19.7 If the Premises or any portion of the Building be damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant's agents, employees, or invitees, the rent hereunder shall not be diminished, offsetted, or abated during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building caused thereby, as well as any other cost and expense thereby incurred by Landlord.

         20. CONDEMNATION.

                20.1 If the whole or substantially the whole of the Building or the Premises should be taken for any public or quasi- public use, by right of eminent domain or otherwise, or if it should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

                20.2 If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority.

                20.3 If this Lease is not so terminated upon any such taking or sale, Landlord shall, to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing Building Standard Improvements in the Premises, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such damage. Landlord shall tender to Tenant, within ninety (90) days following the date of such taking, Landlord's good faith estimate of the period of time that Landlord shall require to perform the restoration described in the first sentence of this Subsection 20.3. In the event that Landlord's estimate discloses a period to restore that is longer than three hundred sixty five (365) days, then Tenant may, within ten (10) business days following its receipt of such estimate, elect to terminate this Lease. In the event that no such termination shall have occurred and in the event that Landlord has not substantially completed such restoration on or before three hundred sixty five
(365) days from the date of the taking, then Tenant may, not later than ten (10) days following the expiration of such three hundred sixty five (365) day period, send Landlord notice that has elected to terminate this Lease, in which event this Lease shall terminate as of the date set forth in such Tenant notice, but in no event earlier than ten (10) days from the date of such Tenant notice.

                20.4 All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claim to any such compensation.

                20.5 Tenant shall be entitled to claim independently against condemning authority any damages expressly referable to Tenant's business as the same may be permitted by law, including without limitation Tenant's fixtures, trade fixtures, personal property, and the cost of relocation, provided that such claim shall not reduce any award payable to Landlord.

         21. DAMAGES FROM CERTAIN CAUSES. Landlord shall not be liable to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, computer failure, requisition, or order of governmental body or authority or by any other cause beyond the control of Landlord, including but not limited to delays from the foregoing. Nor shall Landlord be liable for any damage or inconvenience which may arise through repair or alterations of any part of the Building or Premises except to the extent caused by Landlord's gross negligence or willful misconduct.

         22. EVENTS OF DEFAULT/REMEDIES.

                22.1 Event of Default by Tenant. The happening of any one or more of the following listed events (Events of Default) shall constitute a breach of this Lease by Tenant:

                  (a) The failure of Tenant to pay any rent or any other sums of money within three business days of when due hereunder;

                  (b) The failure of Tenant to comply with any provision of this Lease or any other agreement between Landlord and Tenant, all of which terms, provisions, and covenants shall be deemed material;

                  (c) The taking of the leasehold on execution or other process of law in any action against Tenant;

                  (d) The failure of Tenant to accept the Premises, to promptly move into, to take possession of, and to operate its business on the Premises when the Premises are substantially complete, or if Tenant ceases to do business in or abandons any substantial portion of the Premises;

                  (e) Tenant becoming insolvent or unable to pay its debts as they become due, or Tenant's notification to Landlord that it anticipates either condition;

                  (f) Tenant taking any action to, or notifying Landlord that Tenant intends to, file a petition under the United States Bankruptcy Code, as amended, or any similar law or statute of the United States, or any state; or, the filing of a Petition against Tenant under any such statute or law that is not dismissed within thirty (30) days of filing, or, any other creditor of Tenant notifying Landlord that it knows such a petition will be filed; or the Tenant's notification to Landlord that it expects such a Petition to be filed;

                  (g) The appointment of a receiver or trustee for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant and, if such appointment is involuntary, Tenant shall have thirty
                           (30) days to cause such appointment to be dissolved before an Event of Default shall occur; or

                  (h) Tenant defaulting pursuant to subparagraphs (a) through (g) hereof three (3) or more times during any twelve-month period under the Lease.

                22.2 Landlord's Remedies for Tenant Default. Upon the occurrence of any event or events of default by Tenant, whether enumerated in Paragraph
22.1 or not, if Tenant fails to cure any such default within ten (10) days of written notice from Landlord (but Tenant shall have up to thirty (30) days if it commences its cure within ten (10) days and diligently and continuously pursues such cure to completion, except with regard to a default pursuant to paragraph 22.1(a) as to which default Tenant expressly waives any right to notice from the Landlord and Paragraph 22.1(h) as to which default Tenant has no right to cure, Landlord shall have the option, at Landlord's election, to pursue any one or more of the following remedies:

                  (a) Landlord may cancel and terminate this Lease and dispossess Tenant;

                  (b) Landlord may without terminating or canceling this Lease declare all amounts and rents due under this Lease for the remainder of the existing Lease term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder to the end of the initial term or any renewal term, if applicable, shall be accelerated. In such event Additional Rental due until the end of the initial term or any renewal term shall be calculated by adding the amount of five percent (5%) per year to the amount of Additional Rental last payable by Tenant under this Lease. An annual discount rate of five percent (5%) shall be used in calculating the present value of sums due to Landlord in the event of such acceleration. In the event of Landlord's election of this remedy, Landlord agrees to use reasonable efforts to relet the Premises. In no event, however, shall Landlord be obligated in any manner to favor the Premises over any other premises it holds for leasing or be required to market the Premises by any means beyond Landlord's regular marketing efforts.

                  (c) Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant's account, holding Tenant liable in damages for all expenses incurred in such reletting and for any difference between the amount of rent received from such reletting and the amount due and payable under the terms of this Lease;

                  (d) Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations under this Lease, and Landlord shall not be liable for any damages resulting to the Tenant from such action).

                22.3 Landlord's Remedies are Cumulative. All the remedies of Landlord in the event of Tenant default shall be cumulative and in addition, Landlord may pursue any other remedies permitted by law or in equity, forbearance by Landlord to enforce one or more of the remedies upon an event of default, shall not constitute a waiver of such default.

         23. OPERATING EXPENSES.

                23.1 For the purposes of this paragraph, the following definitions apply:

                  (a) "Utilities" means water, sewer, electricity, fuel oil, gas and refuse removal.


                  (b) "Operating Expenses" means all expenses, costs and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and/or operation of the Building including common areas within the office park, but shall not include the replacement of capital investment items and new capital improvements. By way of explanation and clarification, but not by way of limitation, these Operating Expenses will include the following:

                           1. Wages and salaries of all employees engaged in operation and maintenance of the Building and common areas of the office park; employer's social security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages and salaries; the cost of disability and hospitalization insurance, pension or retirement benefits, and any other fringe benefits for such employees, all in amounts customarily payable for such services in Class A buildings in the Airport-west submarket of Miami-Dade, County..

                           2. All supplies and materials used in operation and maintenance of the Building and common areas of the office park.

                           3. Cost of utilities including electricity, fuel oil, gas, sewer and water used by the Building and not charged directly to another tenant.

                           4. Cost of customary Building management and office park management; janitorial services; trash and garbage removal; service and maintenance of all systems and equipment, including, but not limited to, elevators, plumbing, heating, air-conditioning, ventilating, lighting, electrical, security, fire alarms, fire pumps, fire extinguishers, hose cabinets, mail chute, and lawn sprinklers; guard service; painting; caulking; pressure or steam cleaning of Building exterior; roof repairs; window cleaning; landscaping and gardening, all in amounts customarily payable for such services in Class A buildings in the Airport-west submarket of Miami-Dade, County.

                           5. Cost of casualty and liability insurance applicable to the Building and office park and Landlord's personal property used in connection therewith.

                           6. All taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or otherwise, and any other taxes and assessments attributable to the Building or its operation excluding, however, federal and state taxes on income, but penalties for late payment shall not be included in Operating Expenses.

                           7. All charges assessed against the Building or against the underlying land by the Waterford at Blue Lagoon Property Owners Association, Inc.

                           8. Expenditures for capital improvements which, under generally accepted accounting principles, are regarded as deferred expenses and for capital expenditures required by law, in either of which cases the cost thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred or subsequent years, appropriately allocated to such years on a straight-line basis to the extent that such items are amortized over a useful life or over an appropriate period, but in no event more than ten years, with the addition of a reasonable interest factor to compensate Landlord for having initially incurred said expenditure;

                           9. If Landlord shall purchase any item of capital equipment or make any capital expenditure designed to result in savings or reductions in any of the elements of Operating Expenses, then the costs for such capital equipment or capital expenditure are to be included within the definition of "Operating Expenses" for the year in which the costs are incurred or subsequent years, appropriately allocated to such years on a straight-line basis to the extent that such items are amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Operating Expenses are expected to equal Landlord's costs for such capital equipment or capital expenditure, with the addition of a reasonable interest factor to compensate Landlord for having initially incurred said expenditure. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the year in which they are incurred.

                           10. Operating Expenses shall not include costs arising from the presence or removal (which removal is required in compliance with any governmental laws, ordinances, regulations or orders which are effective prior to the Commencement Date) of Hazardous Materials located in the Building, including, without limitation, any costs incurred pursuant to the requirements of any governmental laws, ordinances, regulations or orders relating to health safety or environmental conditions, including but not limited to regulations concerning asbestos, soil and ground water conditions or contamination regarding Hazardous Materials or substances.

                  (c) "Tenant's Proportionate Share" means the ratio that the Net Rentable Area of the Premises bears to the Net Rentable Area of the Building. For the purpose of this Lease, Tenant's proportionate share is 2.86397% percent.

                  (d) "Expense Statement" means a statement from the Landlord setting forth the Operating Expenses.

                  (e) The estimated Operating Expenses for the first lease year shall be $7.00 per square foot.

                23.2 Tenant shall pay Tenant's Proportionate Share of the Operating Expenses for each calendar year during the Lease Term except, however, that Tenant's obligation to pay its Proportionate Share of Operating Expenses shall be abated for the first three (3) months following the Commencement Date.

                23.3 After each calendar year, Landlord shall furnish Tenant with an Expense Statement showing in reasonable detail the Operating Expenses incurred by the Landlord for the prior calendar year.

                23.4 Within thirty (30) days following receipt by Tenant of the Expense Statement for the prior calendar year, Tenant shall pay in full, Tenant's Proportionate Share of the portion of Operating Expenses for the prior calendar year for which Tenant is liable hereunder.

                23.5 As part of the Expense Statement, Landlord may include an amount representing Tenant's Proportionate Share of the estimated Operating Expense to be incurred for the then current calendar year. If the Building did not exist for the full calendar year immediately preceding a prior calendar year, Landlord may estimate the Operating Expenses for the current calendar year.

                23.6 Upon receipt of the estimate showing Tenant's Proportionate Share, the amount thereof shall be divided into twelve (12) equal monthly installments, and Tenant shall pay Landlord, at the same time that the next regular monthly rental payment is due, the number of installments necessary to bring the Tenant current for the calendar year. Credit will be given for any payment of estimated increases already paid for those months. Subsequent installments shall be payable together with the regular rent payments for the balance of the calendar year and shall continue until payments begin under the following calendar year's Expense Statement.

                23.7 If Tenant's Proportionate Share of Operating Expenses for a prior calendar year as shown on the Expense Statement is greater than the estimated payments made by the Tenant for that year, then within thirty (30) days following receipt by Tenant of the Expense Statement, Tenant shall pay in full an amount equal to such excess. If Tenant's Proportionate Share of Operating Expenses actually incurred for the prior calendar year as shown on the Expense Statement is less than the estimated payments made by the Tenant for that year, then the amount of such overpayment shall be credited against the next Operating Expense Payments falling due.

                23.8 If this Lease terminates before the end of a calendar year, payment will be based on the percentage of the year in which Tenant occupied the Premises.

                23.9 Any objections to the Expense Statement must be made, if at all, during the sixty (60) day period following Tenant's receipt thereof in a written notice to Landlord (the "Dispute Notice"). Any Expense Statement presented by Landlord shall be binding upon Tenant unless, within ten (10) business days following its receipt of such statement, Tenant sends Landlord notice objecting thereto and specifying, to the extent reasonably practicable, the aspects of the Expense Statement disputed by Tenant ("Dispute Notice"). Provided that Tenant timely issues the Dispute Notice, Tenant shall have the right not more than once in any calendar year during the Lease Term, during business hours and at a location designated by Landlord in Miami-Dade County, Florida, to audit Landlord's books and records in support of the items in the Dispute Notice. Tenant may select and engage, at its sole cost and expense, an independent certified public accountant or member of an independent firm which is engaged in the business of auditing lease additional assessments, provided that such accountant is not and has not been affiliated with or a shareholder in Tenant or any affiliate of Tenant and is not compensated in whole or in part on a contingency fee basis (such accountant being referred to as a "Qualified Auditor"). The Qualified Auditor may examine Landlord's books and records pertaining to the contents of Tenant's timely Dispute Notice. Such Tenant audit must be completed, and its results tendered to Landlord, within ninety (90) days following Tenant's Dispute Notice. The Qualified Auditor shall be engaged by Tenant subject to the requirement that Tenant and the Qualified Auditor shall maintain the results of such examination in strict confidence. If, after such examination, the Qualified Auditor disputes Landlord's Expense Statement, and if Landlord does not agree with such audit results, then either Landlord or Tenant may refer the decision to a reputable, independent firm of certified public accountants, selected by Landlord and approved by Tenant, and the decision of such accountants shall be conclusively binding. The fees and expenses of such independent accountants in resolving such dispute shall be borne by the unsuccessful party (and if both parties are partially unsuccessful, such accountants shall apportion their fees and expenses between Landlord and Tenant based upon the degree of their success.) Any pending audit and the resolution of any subsequent dispute pertaining thereto shall not serve to relieve Tenant from its obligations to pay all sums due under this Lease including, without limitation, Additional Assessments under the statements that are subject to Tenant's Dispute Notice. In lieu of such audit procedures, Landlord may, at Landlord's sole discretion, will provide Tenant with a true and correct copy of an audit for the period in question prepared by a Qualified Auditor selected by Landlord.. In the event that such audit results, as finally determined, disclose that Landlord overstated total Operating Expenses for the period subject to audit in an amount three percent or more of total Operating Expenses, then Landlord shall reimburse Tenant for the commercially reasonable cost of its audit.

         24. PEACEFUL ENJOYMENT.

                24.1 Tenant shall, and may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided that Tenant pays the rent and other sums herein recited to be paid by Tenant and performs all of Tenant's covenants and agreements in this Lease.

                24.2 The foregoing covenant and any and all other covenants of the Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership.

         25. RELOCATION.

         26. HOLDING OVER.

                26.1 If Tenant holds over without Landlord's written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant's right of possession pursuant to the provisions of Paragraph 22.2(c), Tenant shall throughout the entire holdover period pay rent equal to twice the Base Rental and Additional Rent which would have been applicable had the term of this Lease continued through the period of such holding over by Tenant. Landlord and Tenant maintain the right to terminate this month to month tenancy with thirty (30) days following written notification to the other party.

                26.2 No possession by Tenant after the expiration of the term of this Lease shall be construed to extend the term of this Lease unless Landlord has consented to such possession in writing.

         27. SUBORDINATION TO MORTGAGE.

                27.1 This Lease is and shall be subject and subordinate only to a first mortgage, whether presently existing or hereafter arising upon the Premises or upon the Building and to any renewals, modifications, refinancings or extensions thereof, but Tenant agrees that any such first mortgagee shall have the right to subordinate such first mortgage to this Lease on such terms and subject to such conditions as such first mortgagee may deem appropriate in its discretion, provided that such terms include an agreement not to disturb Tenant's tenancy under this Lease provided that Tenant is not in default of its obligations hereunder.

                27.2 Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any first mortgage, now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to holder of any such first lien as Landlord may request each being subject, however, to the condition that such first mortgagee shall not disturb Tenant's tenancy under this Lease provided that Tenant is not in default of its obligations hereunder.

                27.4 If Tenant should fail to execute any subordination or other agreement required by this paragraph, within ten (10) days of Landlord's written request, Tenant's agreement to such instrument shall be conclusively and irrevocably presumed, and Landlord shall be authorized to execute and record evidence of such subordination making reference to the authority granted herein.

                27.5 Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord or its mortgagee(s) shall reasonably require.

                27.6 Tenant shall, in the event of the sale or assignment of Landlord's interest in the Building or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any first mortgage made by Landlord covering the Premises, give full and complete attornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the term of this Lease, including any extensions or renewals thereof.

         28. LANDLORD'S LIEN.

                28.1 Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises except, however, that Tenant's trade fixtures shall not be included in such lien and security interest, nor shall items of personal property subject to purchase money financing for its acquisition, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein. It is provided, however, the Landlord shall not have a lien which would be superior to a lien from a lending institution, supplier or leasing company, if such lending institution, supplier or leasing company has a security interest in the equipment, furniture or other tanglible personal property and which security interest has it's origin in a transaction whereby Tenant axquired such equipment, furniture or other tangible personal property.

                28.2 The provisions of this paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the Uniform Commercial Code of the Ste of Florida so that Landlord shall have and may enforce a security interest on all property of Tenant now of herafter placed in or on the Premises,in addition to and cumulative of the landlord's liens and rightsprovided by law or by the other terms and provisions of this Lease.

                28.3 Tenant agrees to execute as debtor such financing statement or statements asn such other documents as Landlord may now or hereafter request in order to protect or further perfect Landlord's security interest.


         29. ATTORNEYS' FEES. If either party hereto brings any action to enforce rights under this Lease, wether judicial, administrative, or otherwise, the prevailing party in that action shall be entitled to recover from the losing party all collection and court costs incurred, including reasonable attorneys' fees, wether such costs and fees are incurred out of court, and trial, on appeal, or in bankruptcy procceding.


         30. NO IMPLIED WAIVER.

                30.1 The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power r remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future

                30.2 No payment by Tenant or receipt by Landlord of a lesser amount installmentof rent due under this Lease shall be deemend to be other than an account of the earliest rent sie, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlordmay acceptsuck check or payment without prejudice to Landlord's right to recover the balance os such rent or pursue any other remedy provided in this Lease

         31. PERSONAL LIABLITY. The liablity of Landlord to Tenant for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building and Tenant agrees to look solely to Landlord's interest in the Building for te recovery of any judgement from the Landlord, it being intended that Landlord shall not be personally liable for any judgement of deciciency.

         32. SECURITY DEPOSIT.

                32.1 The Security Deposti shall be held by Landlord without liablity for interest and as security for the performance by Tenant fo Tenant's covnants and obligations under this lease, it being expressly understood that the Security Deposti shall not be considered an advance payment of rental or a measure of Tenant's damanges in case default by Tenant. Landlord may commingle the Security Deposit with other security deposits,a dn shall not be required to pay interest on the Security Deposit.

                32.2 Landlord may, from time to time without prejudice to any other remedy, use the Security Deposit to the extent necessay to make good any arreages of rent or to satisy any other covenant or obligation of Tenant hereunder. Folowwing any such application fo the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to it's original amount.

                32.3 If Tenant is not in default at the termination fo this Lease, the balance of the security Deposit remaining after any such application shall eb returned Landlord to Tenant within (30) days following the date of such termination.

                32.4 If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter Landlord shall have no further liability for the return of such Security Deposit.

                32.5 Tenant's Security Deposit shall be in the form of a clean irrevocable letter of credit (the "Letter of Credit") issued by a bank satisfactory to Landlord in substantially the form attached hereto as Rider #1. The Letter of Credit shall at all times be in effect throughout the Term. Any termination or non-renewal of the Letter of Credit prior to such time shall constitute an immediate default under this Lease and shall entitle Landlord to present the Letter of Credit for payment in full. Any default under this Lease pursuant to Paragraph 221 which has not been cured within any applicable grace period and/or curative period shall entitle Landlord to present the Letter of Credit for payment in the amount necessary to cure such default (or if such default cannot be cured by the payment of money, for payment in full). Within ten (10) days following any partial draw on the Letter of Credit, Tenant shall replace the partially drawn Letter of Credit with a replacement letter of credit identical in terms to the original Letter of Credit (or, alternatively, an addendum to the original Letter of Credit), but in the amount that had been secured by the original Letter of Credit prior to such partial draw, and that replacement letter of credit (or the original Letter of Credit and such addendum) shall then become the "Letter of Credit" for purposes of this provision. The Letter of Credit proceeds (other than those used to cure a monetary default) shall be held by Landlord as a Security Deposit under this Lease. Tenant's obligation to tender the Letter of Credit and to maintain it in its required face amount is in the nature of Additional Rent under this Lease.

         33. FORCE MAJEURE. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, financing, or any other cause whatsoever No force majeure event shall, however, mitigate or serve to extend the time periods for Tenant's performance of any monetary obligation under this Lease subject, however, to the terms of Section 19 hereof.

         34. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

         35. HAZARDOUS MATERIAL.

                35.1 Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances, and then only after written notice is given to Landlord of the identity of such substances or materials, except no notice shall be required for standard office supplies for Tenant's use. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended. 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits,representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the lease term.

                35.2 The Tenant agrees to document all hazardous waste disposal, if any, and to keep the same on file for five (5) years and to document the same by one of the following types of documentation: A hazardous waste manifest; a bill of lading from a bonded hazardous substance transporter showing shipment of a licensed hazardous waste facility; or a confirmation of receipt of materials from a recycler, a waste exchange operation, or other permitted hazardous waste management facility.

                35.3 Tenant agrees not to generate hazardous effluents.

                35.4 Tenant agrees to allow reasonable access to the Premises for monitoring of the above by Landlord, Dade County, DERM and the Florida DER to assure compliance with the above as well as any other conditions relating to the use of the subject property.

                35.5 Violation of any of the above shall be deemed to be a default on the part of the Tenant of the terms of this Lease.

                35.6 The foregoing does not impose upon Tenant the requirement to remove any hazardous material in the Premises or the Building that have not been introduced by, through or under Tenant. Any such obligation shall remain Landlord's, subject to Landlord's claims against third parties.

         36. RADON.

         In compliance with Florida law, Landlord is required to provide the following notification: "Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit."

         37. LIGHT AND VIEW.

         If the view from the Premises or the light entering the Premises are interfered with for any reason whatsoever including, but not limited to Landlord's own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefore nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

         38. MISCELLANEOUS.


                38.1 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent of the law.


                38.2 Recordation. Tenant agrees not to record this Lease or an memorandum hereof but Landlord may record this Lease or a memorandum thereof, at its sole election. Tenant shall join in the execution of any such memorandum of lease requested by Landlord.

                38.3 Governing Law. This Lease and the rights and obligations of the parties hereto are governed by the laws of the State of Florida.

                38.4 Time of Performance. Except as expressly otherwise herein provided, with respect to all required acts of Landlord and Tenant, time is of the essence of this Lease.


                38.5 Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building, and the Premises referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer.


                38.6 Floor Load Limit. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed by law. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, which in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant's expense.

                38.7 Brokers. Tenant warrants that it has had no dealings with any real estate broker or agents in connection with the negotiation of this Lease excepting only The Hogan Group, and Esslinger, Wooten, Maxwell, Inc., who will be compensated by Landlord in accordance with a separate agreement. Tenant further warrants that it knows of no other real estate broker or agent, other than those who are named above, who is entitled to a real estate commission in connection with this Lease and Tenant agrees to indemnify Landlord against any claims for commission and expenses created by such claim by any other real estate broker or agent with whom the TENANT may have dealt or communicated.


                38.8 Real Estate Broker's Commissions. Landlord and Tenant recognize it is possible either party may hereafter make additional agreements regarding extension or renewal of this Lease, or a new lease or leases for all or one or more parts of the Premises or other space in the 703 Waterford Building for a term or terms commencing after expiration of this Lease. Landlord and Tenant recognize it is also possible either party may hereafter modify this Lease to add additional space or to substitute space as part of the Premises. If any such additional agreements, new leases or modifications to this Lease are made, Landlord shall not have any obligation to pay any compensation to any real estate broker or any other third party engaged by Tenant to render services to Tenant in connection with negotiating such matters, regardless of whether under the circumstances such party is or is not regarded by the law as an agent of Landlord, and regardless of whether such third party was previously compensated by Landlord under this lease or any previous lease with Tenant. Tenant hereby indemnifies Landlord against any claim for compensation brought about by Tenant's dealings with any broker or other third (3rd) party other than The Hogan Group.

                38.9 Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only and the delivery hereof does not constitute an offer to Tenant or and option to Lease. This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.

                38.10 Paragraph Headings. The paragraph or subparagraph headings are used for convenience of reference only and do not define limit or extend the scope or intent of the paragraphs.

                38.11 Definitions. The definitions set forth in paragraph 1 are hereby made part of this Lease.

                38.12 Exhibits. "A", "B", "C", "D", "E", "F", & "G", and the
following numbered exhibits are attached hereto and incorporated herein and incorporated herein and made a part of this Lease for all purposes:




                Exhibits                               Descrption
                --------                               ----------

                Exhibit "A"                          Legal Description
                Exhibit "B"                          Floor Plan
                Exhibit "C"                          Annual Rent Adjustment
                Exhibit "D"                          Work Letter
                Exhibit "E"                          Building Rules Regulations
                Exhibit "F"                          Option to Renew
                Exhibit "G"                          Right of First Offer
                Rider #1                             Form of Letter of Credit

                38.13 NOTICES.

                  (a) The Tenant shall pay the rent and shall forward all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

                           THE HOGAN GROUP 701
                           Waterford Way Suite 400
                           Miami, Florida 33126

                  (b) The Landlord shall forward all notices to Tenant at the following address (or at such other places as Tenant may hereafter designate in writing):

                           GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
                           703 Waterford Way Suite 690
                           Miami, Florida 33126

                  (c) Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served by depositing the same in the United States mail, postage pre-paid and certified and addressed to the party to be notified with return receipt requested, or by delivering the same in person to an officer of such party.

                  (d) Notice deposited in the mail in the manner herein above shall be effective upon receipt, unless such mail is unclaimed, in which event notice shall be effective five (5) days after the date of mailing.

                38.14 Tenant Obligation. The obligation of Tenant to pay any sums due under this Lease shall survive the expiration or termination of this Lease.

                38.15 Confidentiality. Tenant will maintain the confidentiality of this Lease and will not divulge the economic or other terms of this Lease, in writing, to any persons, other than Tenant's officers, directors, partners or shareholders; Tenant's attorneys, accountants, lenders, investors and other professional consultants; any governmental agencies; and pursuant to subpoena or other legal process.

                38.16 Survival. The following provisions of the Lease shall survive its expiration or earlier termination: (i) Any action arising from or as a result of Tenant's noncompliance with Section 13 (Laws, Regulations and Rules); (ii) Tenant's obligation to pay for any repairs undertaken by Landlord pursuant to Section 10; (iii) Landlord's Security Interest under Section 28;
(iv) Tenant's obligation under Section 29 to pay any Legal Expenses of Landlord;
(v) Tenant's Insurance obligations under Section 17 for events occurring prior to the expiration or earlier termination of the Lease and/or for events occurring by, through or under Tenant; (vi) Tenant's Indemnities under Section 18 and otherwise under the Lease for matters arising prior to the expiration or earlier termination of the Lease and/or for events occurring by, through or under Tenant; (vii) Tenant's responsibilities for the condition of the Premises under Section 9; (viii) Tenant's liabilities and indemnity under Section 38.7 (Brokers); (ix) the limitation on Landlord's liability contained in Section 31;
(x) Section 38.15 (Confidentiality); and (xi) Section 39 (Waiver by Tenant.) In addition, Landlord's obligations under the following provisions shall survive the expiration or earlier termination of this Lease: (xii) Section 22.2(e);
(xiii) Section 23.4; (xiv) Section 32.3; (xv) Section 35.6; (xvi) Section 38.8.

                38.17 USE OF WATERFORD NAME OR IMAGE. Tenant acknowledges that the name Waterford at Blue Lagoon is Landlord's registered Service Mark, and Tenant shall not, without the prior written consent of Landlord, use the name or a likeness of the Building or any aspect of the Waterford project in connection with or in promoting or advertising the business of Tenant or in advertising to sublease the Premises. Tenant's sole and exclusive permitted use of the Waterford name shall be as Tenant's address.

         39. WAIVER BY TENANT. Tenant expressly waives all of the following: (A) The requirement under Chapter 83.12 of the Florida Statutes that the plaintiff in his distress for rent action file a bond payable to the Tenant in at least double the sum demanded by the plaintiff, it being understood that no bond shall be required in any such action; (B) The right of Tenant under Chapter 83.14 of the Florida Statutes to replevy distrained property; (C) In the event of suit by or against Landlord, then the venue of such suit shall be in Miami-Dade County, Florida, and the Tenant hereby waives for itself whatever rights it may have in the selection of venue; (D) Trial by jury in connection with the proceedings or claims brought by either of the parties against the other; (E) the right of counterclaim in any action brought by Landlord against Tenant for damages or for possession of the Premises due to nonpayment of Base Rental of other sums required of Tenant under this Lease unless the same is a compulsory counterclaim;

         40. Enterprise Zone. Tenant intends to apply for certain incentives, tax abatements, impact fee refunds, and other credits or refunds in association with Tenant's agreement to enter into this Lease that may be available as a result of the Building's location in an Enterprise Zone established by Miami-Dade County (together the "Enterprise Zone Incentives"). Landlord agrees that it shall, at Tenant's cost and expense, reasonably cooperate with Tenant's efforts to secure Enterprise Zone Incentives and, to the extent Tenant secures Enterprise Zone Incentives in connection with Tenant's entry into this Lease, then the benefit of such Enterprise Zone Incentives shall accrue to Tenant. In the event that Tenant has not secured Enterprise Zone Incentives on or before February 15, 2003, then Tenant may, by written notice to Landlord not later than such date, elect to terminate this Lease. Tenant's failure to give such timely notice shall be deemed a waiver of this condition with respect to the Enterprise Zone Incentives. In the event that Tenant does timely tender such written notice, Tenant shall, as a condition of such termination and within ten (10) business days following Landlord's tender of an invoice for such costs, reimburse Landlord for all of the commercially reasonable costs and expenses incurred by Landlord as of such date in connection with this Lease including, without limitation, costs incurred by Landlord for the Plans and Specifications to be prepared by Landlord's architect under Exhibit "D" hereto, and the attorneys' fees and costs incurred by Landlord in negotiating this Lease.







                                                        (signature page follows)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written. Executed in the Presence of: "LANDLORD"

         TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA




          Name:   HARRY ST. CLAIR
                  ---------------

          Title:  DIRECTOR
                  --------

          Date:   2/19/03
                  -------



         "TENANT"


         GLOBAL ENTERTAINMENT HOLDINGS / EQUITIES, INC.


         Name:    BRYAN ABBOUD
                  ------------

         Title:   CEO
                  ---

          Date:   1/27/03
                  -------